UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2010

FTI CONSULTING, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-14875	52-1261113
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 South Flagler Drive, Suite 1500 West Tower, West Palm Beach, Florida		33401
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (561) 515-1900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

As previously disclosed, on September 16, 2010, FTI Consulting, Inc. (“FTI”) issued a press release announcing that it had priced its private offering of $400 million aggregate principal amount of 6 3/4 % senior notes due 2020 (the “Notes”). The Notes will rank pari passu in right of payment with all of FTI’s existing and future senior indebtedness, if any, and senior in right of payment to all of FTI’s existing and future subordinated indebtedness. In connection with the offering, FTI entered into a purchase agreement, dated as of September 16, 2010 (the “Purchase Agreement”), with the guarantors party thereto (the “Guarantors”) and the representative of the several initial purchasers named therein. The Purchase Agreement includes the terms and conditions of the offer and sale of the Notes, customary representations and warranties and other terms and conditions customary in agreements of this type, including customary indemnification and contribution obligations.

The Notes will be issued under an indenture to be entered into among FTI, the Guarantors and Wilmington Trust Company, as trustee. The Notes will mature on October 1, 2020. The transaction is expected to close on September 27, 2010 and is subject to customary closing conditions.

The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold without registration unless such offer or sale is made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. This report shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities nor shall there be any sale of the Notes in any state or foreign jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or foreign jurisdiction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FTI CONSULTING, INC.

By:	/s/ Eric B. Miller
	Name:	Eric B. Miller
	Title:	Executive Vice President, General Counsel and Chief Ethics Officer

Date: September 21, 2010